Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Circular of Naqi Logix Inc. (the "Company") on Form 1-A of our report dated October 29, 2024, with respect to our audit of the financial statements of the Company as of June 30, 2024 and 2023 and for the years ended June 30, 2024, which report appears in this Offering Circular. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Professional Accountants

Vancouver, Canada

November 25, 2024